2451 N. McMullen Booth Road
Suite.308
Clearwater, FL 33759

Toll fee: 855.334.0934

Fax: 800.581.1908

December 26, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 26, 2014, to be filed by our former client NEW MEDIA INSIGHT GROUP, INC.. We agree with the statements made in response to that Item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, FL

PCAOB Registered
AICPA Member